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                                                                  EXHIBIT (d)(2)

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                                        May 10, 2000


CIBA Vision Corporation
11460 Johns Creek Parkway
Duluth, Georgia  30097-1556

     Re:  WJ:  Confidentiality Agreement

Gentlemen:

     In connection with discussions between Wesley Jessen VisionCare, Inc. ("WJ") and CIBA Vision Corporation ("CIBA") regarding the possibility of entering into a business transaction with each other, each of us may need to review certain of the other party's non-public information regarding such party. As a condition for the disclosure of such information to each other, WJ and CIBA each agree, as set forth below, to treat confidentially all such information, all materials containing such information which the disclosing party or its directors, officers, employees, affiliates, prospective capital or financing sources, advisors or other representatives (hereinafter referred to collectively as a party's "Representatives") furnish or cause to be furnished, and all materials prepared by the disclosing party or its Representatives using, incorporating or relating to such information (collectively, such information and materials are referred to hereinafter as that party's "Information and Evaluation Materials") and to comply with the other terms set forth below.

     The term "Information and Evaluation Materials" does not include information which (i) is or becomes generally available to the public other than as a result of disclosure by the receiving party or its Representatives; (ii) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party or its Representatives, or (iii) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or its Representatives, provided that such source, to receiving party's knowledge, is not bound by confidentiality obligations to the disclosing party.

     WJ and CIBA each agree that the Information and Evaluation Materials provided by the other will be used only for the evaluation purposes described above and shall be kept confidential, except that the Information and Evaluation Materials or portions thereof may be disclosed to the receiving party's Representatives who need to know such information for the purpose of evaluating a proposed business transaction; provided that the receiving party has informed its Representatives of the confidential nature of the Information and Evaluation Materials and that such Representatives have agreed to be bound by that party's obligations under this Agreement. Each of us
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agrees to be responsible for the breach of this Agreement by our respective
Representatives.

     Without the prior written consent of the other party to this Agreement, neither WJ nor CIBA shall disclose to any third party other than a party's Representatives (including, without limitation, any corporation, company, partnership or individual) any information contained in the disclosing party's Information and Evaluation Materials, the fact that discussions or negotiations are taking place concerning a possible transaction, or any terms, conditions or the status thereof, unless in the unqualified opinion of that party's counsel, disclosure is required to be made under the Securities Act of 1933 or the Securities Exchange Act of 1934, or other applicable law.

     In the event that WJ or CIBA or a Representative thereof is requested or required, by subpoena, civil investigative demand, interrogatories, requests for information or other similar process, to disclose any portion of the Information and Evaluation Materials supplied by its counterparty (or its counterparty's Representatives) pursuant to this Agreement, the recipient of the request or demand shall immediately notify its counterparty of the existence and terms of such request or demand, and if disclosure of such Information and Evaluation materials is required, exercise best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the Information and Evaluation Materials.

     Each of WJ and CIBA will promptly destroy or return to the other, upon request, the Information and Evaluation Materials provided hereunder, without retaining any copy thereof. All notes, analyses, compilations, studies or other documents prepared by the recipient of a party's Information and Evaluation Materials shall be kept confidential and subject to the terms of this Agreement or destroyed, at the option of the party which prepared such notes, analyses, compilations, studies or other documents.

     Each of us agrees to endeavor to disclose to the other information which we believe to be reliable and relevant for the purpose of informed evaluation. Nonetheless, neither WJ nor CIBA is making any representation or warranty as to the accuracy or completeness of its Information and Evaluation Materials and our respective officers, directors, employees, agents or controlling persons (within the meaning of the Securities Act of 1934) shall have no liability resulting from a party's use of its counterparty's Information and Evaluation Materials.

     Each of us hereby acknowledges awareness, and will so advise our Representatives, that the United States securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

     Each of us acknowledges and agrees that money damages would not be a sufficient remedy for breach of this Agreement and that the injured party shall be
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entitled to specific performance and injunctive relief, in addition to all other remedies at law or equity available to that party.

     The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

     This Agreement shall establish no rights, duties or obligations between the parties other than those expressly provided by the terms of this Agreement.
This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof.

     The Agreement shall expire five (5) years from the date set forth below.

     This Agreement shall be construed under the laws of the State of New York, without giving effect to its conflict of laws, principles or rules.

     If for any reason any provision contained in this Agreement should be held invalid in whole or in party by a court of competent jurisdiction, then it is the intent of the parties hereto that the balance of this Agreement be enforced to the full extent permitted by applicable law.

     No failure or delay by either party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. Any waiver must be in writing signed by both parties.

       If the terms of this Agreement are acceptable to CIBA, please sign and return a copy of it to my office.

                                Very truly yours,

                                Wesley Jessen VisionCare, Inc.

                                By:        /s/  Kevin J. Ryan
                                   -------------------------------

                                Title:      CEO
                                      ----------------------------


Accepted and Agreed to:

CIBA Vision Corporation

By:         /s/ Glenn Bradley
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Title:      CEO
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Date:       May 11, 2000
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